                                                                                         Exhibit (12)-1






                             WISCONSIN ELECTRIC POWER COMPANY

              STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                        (Unaudited)

                                   (Thousands of Dollars)

                                            Year Ended December 31                  12 Months
                             -----------------------------------------------------    Ended
                                1991*      1992*      1993*      1994*      1995     9/30/96
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
PRETAX INCOME:
Net Income                   $ 194,482  $ 175,950  $ 192,080  $ 181,754  $ 240,668  $ 227,620

Income Taxes                   101,735     91,830    101,127    101,854    141,934    139,448
----------------------------------------------------------------------------------------------

Total Pretax Income            296,217    267,780    293,207    283,608    382,602    367,068
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FIXED CHARGES:

Interest on Long-Term Debt      80,931     85,831     89,644     87,690     87,075     87,887

Amortization of Debt
 Premium, Discount & Expense     2,902      5,136     13,618     14,369     12,652     11,422

Other Interest Expense           6,736      4,183      3,945      7,610     11,960      8,724

Interest Factor of Rents:

  Nuclear Fuel                   3,174      2,098      1,697      1,896      2,401      2,470

  Other                            935      1,054      1,528      1,070      1,070      1,070
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Total Fixed Charges             94,678     98,302    110,432    112,635    115,158    111,573
----------------------------------------------------------------------------------------------

Earnings Before Income
  Taxes & Fixed Charges      $ 390,895  $ 366,082  $ 403,639  $ 396,243  $ 497,760  $ 478,641
==============================================================================================

RATIO OF EARNINGS TO
  FIXED CHARGES                   4.1x       3.7x       3.7x       3.5x       4.3x       4.3x
==============================================================================================


* Restated to reflect the merger of Wisconsin Natural Gas Company into Wisconsin Electric Power Company, which became effective January 1, 1996.




















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